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                                                                   EXHIBIT 10.57

                             COLORADO MEDTECH, INC.
                           CIVCO DIVESTITURE PAYMENTS
                                  CONFIDENTIAL

CIVCO DIVESTITURE PAYMENTS:

As incentive to motivate Charles Klasson and certain other CIVCO employees to maximize the sales price in the event the Board elects to sell the CIVCO subsidiary, the Colorado MEDtech Board of Directors approves the following plan.

DIVESTITURE PAYMENT FORMULA:

If the Board approves a sale of CIVCO, the payment pool for this transaction is calculated as follows:

No payment if the gross sale price is less than $55,000,000. If the gross sale price for CIVCO is $55,000,000, the payment pool will be $100,000. For each additional dollar above $55,000,000, the pool will be increased by $.01 (1% of all funds above $55,000,000).

The Divestiture Payment Pool will be distributed as follows:

      Charles Klasson         50%

      Other Key Employees     50%

The portion distributed to other key employees will be distributed to the employees selected by Charles Klasson, Stephen Onody and Greg Gould with final approval of the Board.

Payout will be made in two parts: 50% on the closing date of a transaction and 50% one year after the closing date of a transaction. To receive the first 50% payment, an individual must be an employee of CIVCO on the day the transaction closes or have been terminated within 90 days prior to the close of the transaction for a reason other than cause. For the second 50% payment the employee must stay in continuous employment with CIVCO or the new company for a period of one year from the date of the transaction. However, if the employee is terminated from the new company or CIVCO for any reason other than cause after the transaction date but prior to the one year anniversary, the remaining 50% portion of the payment is due on the termination date of the employee.

If the gross sale price for CIVCO is $67,000,000 or more, Charles Klasson will receive an additional $100,000 above and beyond the amount received as his portion of the payment pool described above, payable upon the closing of the transaction.

The gross sales price will be calculated as follows:

Funds received for transaction - ((Assets - Liabilities, sold in the transaction) - (CIVCO assets - CIVCO Liabilities, as of 12/31/02)) = CIVCO gross sale price. Any non-cash consideration received shall be valued by the Board of Directors in good faith.
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                             COLORADO MEDTECH, INC.
                    CORPORATE DIVESTITURE SEVERANCE PAYMENTS
                                  CONFIDENTIAL

The Colorado MEDtech Board of Directors ("Board") has given Stephen Onody, Greg Gould and Peter Jensen special directives for the future of Colorado MEDtech.

Divestiture Severance Payments

In the event the Board elects to pursue the sale of the Company, the Board approves the following plan.

Divestiture Payment Formula:

If the Board approves a sale of the entire company, Stephen Onody, Greg Gould, and Peter Jensen will receive payments based upon the share price of the sale
(a):

      $4.50 and $4.74 per share - a bonus of 75% of base annual salary; $4.75 and $4.99 per share - a bonus of 90% of base annual salary; $5.00 and $5.24 per share - a bonus of 100% of base annual salary; $5.25 and $5.49 per share - a bonus of 125% of base annual salary; $5.50 and higher - a bonus of 150% of base annual salary.

To receive this payment, an individual must be an employee of the Company on the day the transaction closes or have been terminated by the Company within 90 days prior to the close of the transaction for a reason other than cause. The payment shall be earned at the time of closing of a transaction, and shall be payable at the time the Company makes distribution of transaction proceeds to shareholders.

Other key employees may be eligible for payments, the formulae for which will be determined at a later date, subject to Compensation committee approval.

(a) The payment (calculated on a preliminary basis) will be subtracted from total proceeds prior to calculation of the final payment amount. All per share amounts shall be determined on the basis of the total outstanding common shares and common share equivalents converted into transaction consideration. Common share equivalents converted into acquiring company equity participation by persons continuing their employment post transaction shall not be considered.